UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/13/2009

EvergreenBancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-32915

Washington	91-2097262
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1111 Third Avenue, Suite 2100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

206-628-4250
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

EvergreenBank, the registrant's wholly-owned subsidiary, has recently amended its December 31, 2008 Report of Income and Condition ("Call Report") with the FDIC. The changes to the report reflect ongoing review of the adequacy of the Bank's Allowance for Loan Losses, including additional analysis performed after the original call report filing. In the amended filing, the bank reports a net loss for the year of $638,000 compared with net profit of $2,739,000 on the originally-filed report. Substantially all of the change is the result of additional provisioning for loan losses. The amended Call Report was completed with the information available at that time; however Management of the Bank has not yet completed the year-end accounting and reporting for the Bank. Therefore, it is possible that the Call Report recently filed may be subject to change. The 2008 results reported on the bank's Call Report do not reflect the consolidated results of the company, which include holding company expenses.

The information in this Current Report on Form 8-K is furnished pursuant to Item 2.02 and shall not be deemed "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EvergreenBancorp, Inc.

Date: March 16, 2009	By:	/s/ Gordon D. Browning
Gordon D. Browning
Executive Vice President and Chief Financial Officer